UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/15/2011

Owens Corning

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33100

Delaware	43-2109021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices, including zip code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Governance and Nominating Committee (the “Committee”) of Owens Corning (the “Company”) is responsible for recommending to the Board of Directors of the Company director nominees for election. As a result of a director search performed under the direction of the Committee, the Company has identified John D. Williams as a new director candidate. Mr. Williams is the President and Chief Executive Officer and a director of Domtar Corporation, a manufacturer and marketer of uncoated freesheet paper in North America.

The Board believes that adding Mr. Williams to the Board at the earliest date he is able to serve is in the best interests of the Company. Consequently, on September 15, 2011 the Board took the following actions to become effective November 30, 2011: (a) increased the size of the Board as of November 30, 2011 by one member; and (b) elected Mr. Williams as a director to fill the vacancy created by the increase in the size of the Board, to serve in Class II for a term expiring at the Company’s Annual Meeting of Stockholders in 2014.

There is no arrangement or understanding between Mr. Williams and any other persons pursuant to which Mr. Williams was selected as a director. For his service as a non-employee member of the Board, beginning November 30, 2011 Mr. Williams will participate in the non-employee director compensation arrangements in effect at that time. The arrangements currently in effect are described under the heading “2010 Non-Employee Director Compensation” in the Company’s proxy statement in connection with its 2011 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 16, 2011. There are no related person transactions involving Mr. Williams that are reportable under Item 404(a) of Regulation S-K.

Mr. Williams will serve on the Audit and Finance Committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: September 20, 2011	By:	/s/ John W. Christy
John W. Christy
Vice President, Interim General Counsel and Secretary